Exhibit 99.1

NEWS RELEASE

CONTACTS:	Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Charlie Mayr
(862) 261-8030

Actavis Names James D’Arecca Chief Accounting Officer

PARSIPPANY, N.J. – August 16, 2013 – Actavis, Inc. (NYSE: ACT) today announced that James D’Arecca has joined the Company as Chief Accounting Officer, reporting to R. Todd Joyce, Chief Financial Officer - Global.

Mr. D’Arecca joins Actavis from Bausch & Lomb, where he served in a similar role to his new Actavis position. Prior to Bausch & Lomb, he worked for Merck & Co, where he served as Executive Director & Business Development Controller. In this role, he was the primary liaison between the Controller’s organization and the business development and corporate licensing functions. Prior to joining Merck, Mr. D’Arecca was Executive Director & Assistant Controller at Schering-Plough. He also spent 13 years with PricewaterhouseCoopers, with an industry focus on pharmaceuticals, medical devices and consumer products.

Mr. D’Arecca earned his MBA from Columbia University, his BS in accounting from Rutgers University and is a Certified Public Accountant.

About Actavis

Actavis, Inc. (NYSE: ACT) is a global, integrated specialty pharmaceutical company focused on developing, manufacturing and distributing generic, brand and biosimilar products. Actavis has global headquarters in Parsippany, New Jersey, USA.

Operating as ActavisPharma, Actavis markets generic, branded generic, legacy brands and Over-the-Counter (OTC) products in more than 60 countries. Actavis Specialty Brands is Actavis’ global branded specialty pharmaceutical business focused in the Urology and Women’s Health therapeutic categories. Actavis Specialty Brands also has a portfolio of five biosimilar products in development in Women’s Health and Oncology. Actavis Global Operations has more than 30 manufacturing and distribution facilities around the world, and includes Anda, Inc., a U.S. pharmaceutical product distributor.

For press release and other company information, visit Actavis’ Web site at http://www.actavis.com.